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                            CERTIFICATE OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION
                                       OF
                             ALTERNATE ENERGY CORP.


         The undersigned incorporator of Alternate Energy Corp. (the "Company") hereby certifies that the Company has not received any payment for any of its stock, that the Company's directors have yet to be elected and that the sole incorporator of the Company has adopted the following amendments to the Company's Certificate of Incorporation in accordance with the provisions of
Section 241 of the General Corporation Law of the State of Delaware.

         The Certificate of Incorporation of the Company shall be amended by striking out the whole of Article First as it now exists and inserting in lieu thereof a new Article First, which shall read as follows:

             FIRST:        The name of the corporation is: Q Power, Inc.


         IN WITNESS WHEREOF, the undersigned incorporator of Alternate Energy Corp. has executed this certificate on the 10th day of March 2000 and affirms under penalties of perjury that the statements contained herein are true and correct.
                                                       /s/ Jonathan A. Zalkin
                                                       ----------------------
                                                       Jonathan A. Zalkin
                                                       Incorporator